Exhibit 10.9.1

2010 Senior Management Incentive Bonus Plan

Participants:          Marc D. Grodman, MD, CEO

Howard Dubinett, COO

Charles T. Todd, Sr. VP Marketing & Sales

Amar Kamath, VP Marketing

Warren Erdmann, VP Operations

Nick Cetani, VP Laboratory Director

Ron Rayot, VP

Chris Smith, VP

Sam Singer, CFO

Sally Howlett, VP Billing

Nick Papazicos, VP Financial Operations

James Weisberger, MD, CMO

Maryanne Amato, Director, Genpath

Cory Fishkin, COO CareEvolve

John Compton, CSO, GeneDx

Sherri Bale, CCO GeneDx

Richard L. Faherty, CIO

Proposed Plan:

A.                                                          The Senior Management Incentive Bonus Plan (the “Plan”) will be based on two (2) separate financial calculations.  The first formula will be based on “Operating Income” as a percent of “Net Revenues” pursuant to the Consolidated Financial Statements of the Company.  The second formula will be based on the percentage increase of “Operating Income” from fiscal 2009 to fiscal 2010 pursuant to the Consolidated Financial Statements of the Company.

B.                                                            There will be one class of participation.

C.                                                            Calculations for the first portion of the program will be as follows:

1.               Operating Income shall consist of the Total Operating Income (hereinafter referred to as “TOI”) for the Entire Company including all divisions and subsidiaries.

2.              In the event that TOI shall be equal to or greater than 10.75%, then and in such event, the participants will be entitled to a bonus based on the participant’s annual gross wages including any CPI adjustment paid to him or her in fiscal 2010 exclusive of any bonus, option exercise, auto or airplane usage expense charge-back, or other unearned revenue (“Annual Gross Wages”), pursuant to the following schedule:

If TOI is greater than	and less than	Percent Bonus
10.74%	11.26%	4%
11.24%	11.76%	6%
11.74%	12.26%	8%
12.24%	12.76%	10%

3.               The maximum bonus to be paid under this portion of the program will be 10% of the Annual Gross Wages paid to the participant in fiscal 2010 regardless of TOI.

D.                                                           Calculations for the second portion of the program will be as follows:

1.                                       Operating Income will consist of Operating Income before interest and taxes for the Entire Company including all divisions and subsidiaries.

2.                                       Percentage increase on a year over year basis will be determined by subtracting the Operating Income as reported in the Company’s Consolidated Financial Statements for the 2009 fiscal year (“Base Year”) from the Operating Income as reported in the Company’s Consolidated Financial Statements for the 2010 fiscal year (“Current Year”).  This will result in a difference (“Diff”).  The Diff will be divided by the Base Year to determine the percentage of change (“PC”) in Operating Income between the Base Year and the Current Year.

3.                                       In the event that the PC is positive (an increase) and equal to or greater than 25%, then and in such event, each participant will be entitled to a bonus based on the participant’s Annual Gross Wages pursuant to the following schedule:

If PC is greater than	and less than	Percent Bonus
24.99%	30.01%	6%
29.99%	35.01%	9%
34.99%	40.01%	12%
39.99%	N/A	15%

4.                                       The maximum bonus to be paid under this portion of the program will be 15% of Annual Gross Wages regardless of Operating Income.

E.                                            The two portions shall be calculated separately and shall not be dependent on each other.  Participants may earn a bonus from either or both financial calculations.  Regardless, however, of the Company achievements, the maximum bonus to be paid under the Plan will be 25% of Annual Gross Wages in fiscal 2010.